AMENDMENT OF RIGHTS AGREEMENT

AND

CERTIFICATION OF COMPLIANCE WITH SECTION 26

Pursuant to Section 26 of the Rights Agreement (“Agreement”) dated July 10, 2003 between Mpower Holding Corporation (the “Company”) and Continental Stock Transfer & Trust Company (the “Rights Agent”), the Company and the Rights Agent hereby amend the Agreement as of December 31, 2004, as provided below.

1.  Paragraph 1(a) of the Agreement is hereby amended by adding the following sentence to the end of the paragraph: “Notwithstanding anything to the contrary in this paragraph, the numeric term “15%” shall be read as “17%” when referring to the Beneficial Ownership of MCCC ICG Holdings, LLC.”

The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the board of directors of the Company dated as of October 21, 2004, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 26 of the Agreement.

Acknowledged and agreed to this 14th day of March, 2005.

MPOWER HOLDING CORPORATION

By:	/s/ Russell I. Zuckerman
Russell I. Zuckerman
Senior Vice President & General Counsel

Acknowledged and Agreed:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Roger Bernhammer
Roger Bernhammer
Vice President